Filed pursuant to Rule 433
Registration No. 333-277109
Issuer Free Writing Prospectus dated February 21, 2024
Relating to Preliminary Prospectus Supplement dated February 21, 2024

PRICING TERM SHEET

Issuer:	Cisco Systems, Inc. (“Cisco”)

Ticker:	CSCO

Expected Ratings (Moody’s / S&P)*:	A1 / AA-

Security Type:	SEC Registered

Security:

4.900% Senior Notes due 2026 (the “2026 Notes”)

4.800% Senior Notes due 2027 (the “2027 Notes”)

4.850% Senior Notes due 2029 (the “2029 Notes”)

4.950% Senior Notes due 2031 (the “2031 Notes”)

5.050% Senior Notes due 2034 (the “2034 Notes”)

5.300% Senior Notes due 2054 (the “2054 Notes”)

5.350% Senior Notes due 2064 (the “2064 Notes”)

Principal Amount:	2026 Notes: $1,000,000,000 2027 Notes: $2,000,000,000 2029 Notes: $2,500,000,000 2031 Notes: $2,500,000,000 2034 Notes: $2,500,000,000 2054 Notes: $2,000,000,000 2064 Notes: $1,000,000,000

Maturity Date:

2026 Notes: February 26, 2026

2027 Notes: February 26, 2027

2029 Notes: February 26, 2029

2031 Notes: February 26, 2031

2034 Notes: February 26, 2034

2054 Notes: February 26, 2054

2064 Notes: February 26, 2064

Coupon:	2026 Notes: 4.900% 2027 Notes: 4.800% 2029 Notes: 4.850% 2031 Notes: 4.950% 2034 Notes: 5.050% 2054 Notes: 5.300% 2064 Notes: 5.350%

Public Offering Price:

2026 Notes: 99.962% of the Principal Amount

2027 Notes: 99.870% of the Principal Amount

2029 Notes: 99.965% of the Principal Amount

2031 Notes: 99.801% of the Principal Amount

2034 Notes: 99.899% of the Principal Amount

2054 Notes: 99.598% of the Principal Amount

2064 Notes: 99.558% of the Principal Amount

Benchmark Treasury:

2026 Notes: 4.250% due January 31, 2026

2027 Notes: 4.125% due February 15, 2027

2029 Notes: 4.000% due January 31, 2029

2031 Notes: 4.000% due January 31, 2031

2034 Notes: 4.000% due February 15, 2034

2054 Notes: 4.750% due November 15, 2053

2064 Notes: 4.750% due November 15, 2053

Benchmark Treasury Price / Yield:	2026 Notes: 99-07 ¼ / 4.670% 2027 Notes: 99-03+ / 4.447% 2029 Notes: 98-20+ / 4.308% 2031 Notes: 98-00+ / 4.334% 2034 Notes: 97-15+ / 4.313% 2054 Notes: 104-14+ / 4.477% 2064 Notes: 104-14+ / 4.477%

Spread to Benchmark Treasury:	2026 Notes: +25 bps 2027 Notes: +40 bps 2029 Notes: +55 bps 2031 Notes: +65 bps 2034 Notes: +75 bps 2054 Notes: +85 bps 2064 Notes: +90 bps

Yield to Maturity:	2026 Notes: 4.920% 2027 Notes: 4.847% 2029 Notes: 4.858% 2031 Notes: 4.984% 2034 Notes: 5.063% 2054 Notes: 5.327% 2064 Notes: 5.377%

Denominations:	$2,000 and any multiple of $1,000 above that amount

CUSIP / ISIN:

2026 Notes: 17275R BP6 / US17275RBP64

2027 Notes: 17275R BQ4 / US17275RBQ48

2029 Notes: 17275R BR2 / US17275RBR21

2031 Notes: 17275R BS0 / US17275RBS04

2034 Notes: 17275R BT8 / US17275RBT86

2054 Notes: 17275R BU5 / US17275RBU59

2064 Notes: 17275R BV3 / US17275RBV33

Trade Date:	February 21, 2024

Settlement Date**:	February 26, 2024 (T+3)

Interest Payment Dates:	February 26 and August 26 commencing on August 26, 2024

Optional Redemption:	The 2026 Notes, 2027 Notes, 2029 Notes, 2031 Notes, 2034 Notes, 2054 Notes and 2064 Notes will be redeemable, in whole or in part, at any time and from time to time, prior to (i) the 2026 Notes maturity date, in the case of the 2026 Notes, (ii) January 26, 2027, in the case of the 2027 Notes (one month prior to the 2027 Notes maturity date), (iii) January 26, 2029, in the case of the 2029 Notes (one month prior to the 2029 Notes maturity date), (iv) December 26, 2030, in the case of the 2031 Notes (two months prior to the 2031 Notes maturity date), (v) November 26, 2033, in the case of the 2034 Notes (three months prior to the 2034 Notes maturity date), (vi) August 26, 2053, in the case of the 2054 Notes (six months prior to the 2054 Notes maturity date), and (vii) August 26, 2063, in the case of the 2064 Notes (six months prior to the 2064 Notes maturity date), at a redemption price equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on such notes, discounted to the date of redemption on a semiannual basis at a rate equal to the Treasury Rate plus (i) 5 bps in the case of the 2026 Notes, (ii) 10 bps in the case of the 2027 Notes, (iii) 10 bps in the case of the 2029 Notes, (iv) 10 bps in the case of the 2031 Notes, (v) 15 bps in the case of the 2034 Notes, (vi) 15 bps in the case of the 2054 Notes and (vii) 15 bps in the case of the 2064 Notes, less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes to be redeemed; plus, in either case, accrued and unpaid interest thereon to the redemption date.

Par Call:

2027 Notes: On or after January 26, 2027 (one month prior to the 2027 Notes maturity date)

2029 Notes: On or after January 26, 2029 (one month prior to the 2029 Notes maturity date)

2031 Notes: On or after December 26, 2030 (two months prior to the 2031 Notes maturity date)

2034 Notes: On or after November 26, 2033 (three months prior to the 2034 Notes maturity date)

2054 Notes: On or after August 26, 2053 (six months prior to the 2054 Notes maturity date)

2064 Notes: On or after August 26, 2063 (six months prior to the 2064 Notes maturity date)

Special Mandatory Redemption:	Mandatorily redeemable at 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to, but not including, the Special Mandatory Redemption Date, in the event that (i) the Acquisition is not consummated on or prior to the Special Mandatory Redemption End Date or (ii) Cisco notifies the trustee under the indenture that Cisco will not pursue consummation of the Acquisition.

Joint Lead Book-Running Managers:	BofA Securities, Inc. Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Joint Book-Running Managers:	BNP Paribas Securities Corp. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

Senior Co-Managers:	BNY Mellon Capital Markets, LLC TD Securities (USA) LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	Academy Securities, Inc. Blaylock Van, LLC PNC Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day preceding the expected settlement date should consult their own advisors in this regard.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling (i) BofA Securities, Inc. toll-free at 1-800-294-1322, (ii) Barclays Capital Inc. toll-free at 1-888-603-5847, (iii) Citigroup Global Markets Inc. toll-free at 1-800-831-9146, (iv) Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, (v) J.P. Morgan Securities LLC collect at 1-212-834-4533 and (vi) Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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